Exhibit 10.10

LINE OF CREDIT AND SECURITY AGREEMENT
(Revolving)

$5,000,000.00	July 9, 2010

1.                    PREAMBLE. Line of Credit and Security Agreement made by the undersigned, jointly and severally if more than one (the “Borrower”), for the benefit of DANVERSBANK, a Massachusetts savings bank having a mailing address of One Conant Street, Danvers, Massachusetts 01923 (“Bank”), with respect to a loan in the maximum principal amount of FIVE MILLION AND 00/100 ($5,000,000.00) DOLLARS as evidenced by a Line of Credit Note in such amount from the Borrower of even date herewith.

2.                    LINE OF CREDIT; TERMINATION; DEMAND OBLIGATION.

Bank has established for Borrower a Line of Credit Account with a credit limit (the “Credit Limit”) in the amount of FIVE MILLION AND 00/100 ($5,000,000.00) DOLLARS. Borrower may from time to time request that Bank make loans to Borrower up to the Credit Limit, which loans Bank may or may not make in Bank’s sole discretion in each instance. All loan proceeds will be credited to Borrower’s designated demand deposit account with Bank and Borrower will use the proceeds only for business purposes. Subject to the terms hereof, loans made hereunder may be repaid and reborrowed and shall be due and payable upon the earlier of (a) DEMAND and (b) the occurrence of any of the Events of Default described in paragraph 7 hereof. Nothing contained in this agreement shall affect the DEMAND nature of Borrower’s obligations hereunder and the occurrence of any of the Events of Default specified in this paragraph or in paragraph 7 shall not be a prerequisite to Bank’s making demand and requiring payment of such obligations. Also, Borrower agrees that Bank may, without affecting Bank’s rights or Borrower’s obligations hereunder, reduce the credit available hereunder at any time. If not demanded sooner, this discretionary demand revolving line of credit will be subject to review by the Bank annually on June 1st of each calendar year.

3.               SECURITY.

a)              As security for Borrower’s indebtedness and other obligations now or at any time hereafter owing by Borrower to Bank, whether or not any of such are liquidated, unliquidated, secured, unsecured, direct, indirect, absolute, contingent or of any other type, nature or description, including without limitation those arising under this agreement, Borrower hereby grants Bank a security interest in the following tangible and intangible personal property, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”): all personal and fixture property of every kind and nature, including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, tort claims, and all general intangibles including, without limitation, all payment intangibles, patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, software, engineering drawings, service marks, customer lists, goodwill, and all licenses, permits, agreements of any kind or nature, pursuant to which the Borrower possesses, uses or has authority to possess or use property (whether tangible or intangible) of others or others possess, use or have authority to possess or use property

(whether tangible or intangible) of the Borrower, and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics.

The Borrower acknowledges that the foregoing description covers all assets of the Borrower.

The Borrower hereby irrevocably authorizes the Bank at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the Commonwealth of Massachusetts or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code of the Commonwealth of Massachusetts for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. The Borrower agrees to furnish any such information to the Bank promptly upon request. The Borrower also ratifies its authorization for the Bank to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

b)                      Borrower has marketable title to all of the Collateral, free of all liens except those enumerated on Schedule A annexed hereto. All of Borrower’s tangible property and books and records will be kept in Borrower’s possession at Borrower’s address below, and Borrower’s principal place of business is Borrower’s address below, or at the following address, if different:

2320 Brighton-Henrietta, Town Line Road, Rochester, New York

Borrower shall give Bank prior written notice of any change of any such address or location of Borrower’s property.

c)                       Borrower does not and did not during the past five (5) years conduct business under any trade name or trade style and will not do business under any trade name or trade style except upon prior written notice to Bank.

d)                      Borrower’s indebtedness hereunder is also secured by the collateral described in separate security agreements, if any, executed in connection with loans made pursuant to this agreement or with other loans.

e)                       All deposits or other sums at any time credited by or due from Bank to Borrower and all cash, securities or other of Borrower’s property in Bank’s possession shall at all times constitute security for all of Borrower’s obligations to Bank, including, without limitation, those due hereunder, and may be applied or set off by Bank against such obligations at any time following the occurrence of an Event of Default.

f)                         If the Collateral includes accounts and accounts receivable, at any time, whether or not Bank has declared the unpaid balance to be due, Bank may notify Borrower’s account or contract debtors (or other obligors whose obligations to Borrower secure this agreement) of Bank’s security interest and that such account or contract debtors are to make payments directly to Bank. Bank may send this notice in Borrower’s name or in Bank’s name, and at Bank’s request

Borrower will join in Bank’s notice, provide written confirmation of Bank’s security interest and request that payment be sent to Bank. Bank may enforce this obligation by specific performance. Bank may collect all amounts due on the accounts and accounts receivable and in connection with the exercise of any of Bank’s rights with respect to the Collateral Borrower irrevocably constitutes and appoints Bank as Borrower’s attorney, with full power of substitution, for Bank’s sole benefit, giving Bank all such rights including but not limited to, the right to prosecute, defend, compromise and settle claims and execute releases, to notify the postal authorities to direct Borrower’s mail as Bank designates, to receive and open Borrower’s mail and take therefrom any remittances or proceeds of the accounts and to endorse checks, drafts, notes or other instruments with Borrower’s name in Bank’s favor. Bank is not obligated to exercise Bank’s powers granted herein, but if it does, Bank shall not be accountable for more than Bank actually receives as a result of exercising the power Borrower has granted, nor will Bank be liable to Borrower except for actual willful misconduct. All powers conferred under this agreement, being coupled with an interest, are irrevocable. Upon and after notification to Borrower, Borrower shall hold any proceeds and collections of any of the Collateral in trust for Bank and shall not commingle such proceeds or collections with any other of Borrower’s funds, and Borrower shall deliver all such proceeds to Bank immediately upon. Borrower’s receipt thereof in the identical form received and duly endorsed or assigned to Bank. Notwithstanding the foregoing, Bank shall not exercise the foregoing rights until the occurrence of an Event of Default, as such term is defined herein.

g)                      At Bank’s request, Borrower agrees to deliver Bank the originals of all chattel paper serving as Collateral under this agreement which shall be labeled with the words, “Subject to the security interest of Danversbank”.

h)                      If any machinery, equipment or other property serving as Collateral under this agreement is or will be attached to any real property, Borrower will furnish Bank with a description of such real property with a disclaimer, signed by all persons or entities having an interest in said real property, of any interest in the Collateral which has or may have priority over Bank’s interest, and will notify Bank in writing of any intended sale, mortgage, or conveyance of such real property, and will give written notice of the terms and conditions of this agreement to any prospective purchaser, mortgagee or grantee of such real property.

4.               REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Bank that on the date hereof:

a)                       the execution and delivery of this agreement has been approved by all required action and does not violate or contravene any provision of Borrower’s organizational or operating documents, by-laws or partnership agreement or any other indenture or contract to which Borrower is a party. This Agreement is valid, binding and enforceable against Borrower in accordance with its terms, and no consent of any other party is required in connection with the execution, delivery, performance or enforceability of this agreement.

b)                      Borrower has filed all federal, state and other tax and similar returns required to be filed and has paid or provided for the payment of all taxes and assessments due thereunder, including all withholding, FICA and franchise taxes.

c)                       if Borrower is a corporation, limited liability company, or a limited partnership, Borrower is duly organized, validly existing and in good standing under the laws of Borrower’s state of formation;

d)                      all financial statements Borrower has delivered to Bank are true and correct in all material respects, and unless otherwise noted, have been prepared in accordance with generally accepted accounting principles; and there has occurred no material adverse change in Borrower’s business or financial condition since the date of the most recently delivered financial statements.

e)                       there is no litigation pending or threatened against Borrower except as disclosed on Borrower’s financial statements or in a writing delivered to Bank.

5.               AFFIRMATIVE COVENANTS. So long as any amount is unpaid hereunder, Borrower will:

a)                       keep proper books of account in a manner reasonably satisfactory to Bank;

b)                      permit, at Borrower’s expense, inspections and audits by Bank or by Bank’s agents of all books, records and papers in the custody or control of Borrower or of others relating to any security for the obligations hereunder or Borrower’s financial or business condition, including the making of copies thereof and abstracts therefrom and inspection and appraisal of any of Borrower’s assets, as provided that prior to the occurrence of an Event of Default, such inspections and audits shall occur no more frequently than annually;

c)                       deliver to Bank financial information in such form and detail and at such times as are satisfactory to Bank, including, without limitation, Borrower’s tax returns within ten (10) days of filing with taxing authorities and annual audited financial statements prepared by independent certified public accountants, within one hundred twenty (120) days after the end of each of Borrower’s fiscal years to be accompanied, if marked here (X) by the individual tax returns and financial statements of each endorser, guarantor, partner or other party liable for payment of any of Borrower’s indebtedness to Bank and, if marked here (X), Borrower’s management prepared quarterly financial statements within 45 days after the end of each such period;

d)                      promptly pay all taxes, assessments and other governmental charges due from Borrower; provided however, that nothing herein contained shall be interpreted to require the payment of any such tax so long as its validity is being contested in good faith and Borrower maintains adequate reserves with respect to such tax;

e)                       (i) keep all Borrower’s property so insurable, insured at all times with responsible insurance carriers against fire and other hazards in such manner and to the extent reasonably satisfactory to Bank, (ii) keep adequately insured at all times with responsible insurance carriers against liability on account of damage to persons or property, and under all applicable workmen’s compensation laws, (iii) advise Bank of each claim made by Borrower under any policy of insurance which covers any collateral and will permit Bank at Bank’s option, to Borrower’s exclusion, to conduct the adjustment of each such claim, (iv) Borrower hereby appoints Bank as and for Borrower’s attorney in fact to obtain, adjust, settle and cancel any insurance described in this section and to endorse in Bank’s favor any and all drafts and other instruments with respect to such insurance, (v) Bank may apply any proceeds of such insurance against Borrower’s obligations whether or not the same have matured, in such order of application as Bank may determine, (vi) each such policy of insurance shall provide for a minimum of thirty days written notice of cancellation to Bank and all insurance which covers the collateral shall include such endorsements in Bank’s favor as Bank may specify, and (vii) such endorsements shall contain a lender’s loss payable clause providing that the insurance, to the extent of Bank’s interest therein, shall not be impaired or invalidated in whole or in part, by reason of any act or neglect by Borrower, or by Borrower’s failure to comply with any warranty or condition of the policy;

f)                         promptly inform Bank of the commencement of any action, suit, proceeding or investigation against Borrower, or the making of any counterclaim against Borrower in any action, suit or proceeding and of all liens against any of Borrower’s property, and of the occurrence of any default hereunder;

g)                      pay all indebtedness to Bank and to third parties when due;

h)                      maintain Borrower’s corporate existence, comply with all applicable laws and regulations and maintain all property useful and necessary in Borrower’s business in good repair and operating condition, ordinary wear and tear excepted;

i)                          establish and maintain its primary operating accounts with the Bank so long as there shall exist a borrowing relationship with the Bank; and

j)                          pay the Bank on the date hereof a commitment fee of $30,000.00, one (1.00%) percent of each “Incremental Credit Increase” (as defined in that certain letter agreement of even date) when implemented, and annually thereafter, a commitment fee equal to one (1.00%) percent of credit availability hereunder.

6.               NEGATIVE COVENANTS. So long as any amount is unpaid hereunder, Borrower will not, without Bank’s prior written consent:

a)                       create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien or other encumbrance upon any material portion of Borrower’s property or assets currently securing Borrower’s obligations to the Bank, except in Bank’s favor and except liens for taxes not yet due;

b)                      sell, convey, lease or transfer any of Borrower’s material assets other than in the ordinary course of business or in connection with the disposition of obsolete or other assets no longer used or useful in connection with the operation of Borrower’s business, or merge or consolidate with or into any other company or corporation;

c)                       become a guarantor, surety or otherwise become liable for the debts or other obligations of any person, firm or corporation, except as an endorser of instruments for the payment of money deposited to Borrower’s bank account for collection in the ordinary course of business;

d)                      make any investments in or loans or advances to any other person, firm or corporation (including, without limitation, loans or advances to Borrower’s officers, partners or employees, except in the ordinary course of its business) except direct obligations of the United States of America;

e)                       if Borrower is a corporation, purchase or retire any of Borrower’s capital stock or otherwise alter Borrower’s capital structure, or pay or declare any dividends; or, if Borrower is a limited liability company, partnership, or proprietorship, make any distribution of Borrower’s assets to or permit any withdrawals by any partner, member, manager, or proprietor except compensation as permitted under this agreement; provided, however, that nothing herein shall prohibit Borrower from undergoing a recapitalization transaction in which the number of authorized shares of common stock of the Borrower is increased to 60,000,000 and the number of authorized shares of preferred stock of Borrower is increased to 10,000,000 and any of such authorized shares are sold in a private placement or public offering; or

f)                         change the form in which Borrower conducts its business or the location or fiscal year of such business or the nature of the business as conducted by Borrower on the date of this agreement or fail to maintain Borrower’s business operation as a going concern.

7.               LOANS PAYABLE ON DEMAND. Borrower expressly acknowledges and agrees that all loans hereunder are and shall at all times be payable ON DEMAND by Bank. Borrower further acknowledges that it is a necessary inducement to Bank to make any loan hereunder that Borrower grant Bank the unconditional right in Bank’s sole discretion to demand payment in whole or in part of the principal of and accrued interest on loans hereunder or of any other demand obligations, which right Borrower expressly grants whether or not Borrower is then in compliance with the provisions hereof. If any of the events set forth below (each an “Event of Default”) shall occur and be continuing, Bank may, but shall not be obligated to, make such demand; such events are set forth only for purposes of illustrating certain circumstances in which Bank may, but shall not be obligated to, make such demand. Such circumstances are not exclusive and shall not limit Bank’s right of demand in any other circumstances in which Bank may exercise Bank’s right of demand including, without limitation, when Bank deems that Bank is insecure or that the prospects for timely or full payment or performance of any of Borrower’s obligations have been impaired:

a)                       Borrower’s failure to make any payment when due hereunder or to pay or perform any other obligation to Bank, now existing or hereafter arising, in each case after any applicable cure and grace period;

b)                      Borrower’s failure to pay any indebtedness to any others when due, following any applicable cure and grace period;

c)                       if any material representation, warranty, statement or certificate made to Bank by Borrower proves to have been or becomes untrue;

d)                      Borrower’s ceasing to conduct its business as presently conducted or its dissolution;

e)                       with respect to the Borrower, the commencement, whether voluntary or involuntary, of a case under the United States Bankruptcy Code or any other proceeding or action seeking reorganization, liquidation, dissolution or other relief under federal or state bankruptcy or insolvency statutes or similar laws, or seeking the appointment of a receiver, trustee or custodian for the Borrower or all or a part of its assets, which in the case of an involuntary filing is not dismissed within 60 days of the filing thereof;

f)                         if Borrower makes an assignment for the benefit of creditors, or admits in writing that it is unable to pay its debts as they mature; or

g)                      any such event occurs with respect to any guarantor or endorser of Borrower’s obligations to Bank.

8.               ADDITIONAL REMEDIES. Upon demand of payment of all amounts due hereunder, or upon the occurrence of any Event of Default and at any time thereafter, Bank shall have all of the rights and remedies of a secured party upon default under the Massachusetts Uniform Commercial Code, in addition to which Bank shall have all of the following rights and remedies:

a)                       to collect Borrower’s accounts (without intending to limit Bank’s rights under paragraph 2(f);

b)                      to take possession of the Collateral;

c)                       to sell, lease, or otherwise dispose of any and all of the Collateral in its then condition following such preparation or processing as Bank deems advisable. Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as Bank deems advisable having due regard to compliance with any statute or regulation which might affect, limit, or apply to Bank’s disposition of the Collateral. Bank may conduct any such sale or other disposition of the Collateral upon Borrower’s premises. It is agreed that five (5) days’ notice before the time of any proposed sale shall be reasonable notice, but that no notice need be given if any or all of the Collateral is perishable or threatened with significant decline in value;

d)                      in connection with Bank’s exercise of Bank’s rights hereunder, Bank may enter upon, occupy, and use any premises owned or occupied by Borrower, and may exclude Borrower from such premises. Bank shall not be required to remove any of the Collateral from any such premises. In no event shall Bank be liable to Borrower for use or occupancy by Bank of any premises, nor for any charge (such as wages for Borrower’s employees and utilities) incurred in connection with the exercise of Bank’s rights and remedies;

e)                       the proceeds of any collection or of any sale of the Collateral shall be applied toward any of Borrower’s loan or loans in such order and manner as Bank may determine in Bank’s sole discretion. Borrower shall remain liable to Bank for any deficiency remaining following such applications; and

f)                         Bank may require Borrower to assemble the Collateral and make it available to Bank, at Borrower’s sole risk and expense, at a place or places designated by Bank which are reasonably convenient to both.

9.               EXPENSES. Borrower agrees that Bank may, at Bank’s discretion and from time to time, discharge any tax, lien or encumbrance on any of the Collateral or take any other action that Bank may deem appropriate to repair, insure, maintain, or preserve any of the Collateral. Borrower shall pay to Bank on demand all amounts paid or incurred by Bank pursuant to this agreement. Borrower will reimburse Bank promptly for any fees payable to the appropriate public officer to perfect any lien or other security interest taken to secure any indebtedness created pursuant hereto, or the premium, not in excess of such filing fee, payable for insurance in lieu of such filing. Borrower shall pay on demand all of Bank’s expenses in connection with the preparation, execution and delivery of this agreement and of any other documents or agreements between Borrower and Bank, including, without limitation, reasonable attorneys’ fees and disbursements, and all expenses which Bank may hereafter incur in connection with the protection or enforcement of any of Bank’s rights against Borrower, any Collateral, and any guarantor of Borrower’s obligations to Bank. Borrower further agrees to indemnify, defend, and hold Bank harmless from and against any claim brought or threatened against Bank by Borrower and any other guarantor, endorser of Borrower’s obligations, or any other person (as well as attorneys’ fees and expenses in connection therewith) on account of Bank’s relationship with Borrower or any other guarantor or endorser of Borrower’s obligations (each of which may be defended, compromised, settled, or pursued by Bank with counsel of Bank’s selection, but at Borrower’s expense). This indemnification shall survive payment of Borrower’s obligations to Bank and/or any termination, release, or discharge executed by Bank in Borrower’s favor.

10.         WAIVER, CUMULATIVE REMEDIES. No delay or omission by Bank in exercising or enforcing any of Bank’s rights or remedies shall operate as, or constitute a waiver thereof. No Waiver by Bank of any event of default or of any default under any other agreement shall operate as a waiver of any other default hereunder Or under any other agreement. No exercise of any of

Bank’s rights and remedies and no other agreement or transaction of whatever nature entered into between Bank and Borrower at any time, shall preclude any other exercise of Bank’s rights and remedies. No waiver by Bank of any of Bank’s rights and remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of Bank’s rights and remedies hereunder, and all of Bank’s rights and remedies, power, privileges, and discretions under any other agreement or transaction are cumulative and not alternative or exclusive and may be exercised by Bank at such time or times and in such order of preference as Bank in its sole discretion may determine.

11.         MISCELLANEOUS INFORMATION. It is agreed that references to “Bank” shall mean Danversbank, its successors or assigns, and references to “Borrower” or “the undersigned” shall mean the undersigned, its successors, heirs and assigns. Borrower will, in manner satisfactory to Bank, furnish other documentation of a type and in such form as Bank may reasonably request from time to time to further evidence or perfect the agreements contemplated hereby.

12.         APPLICABLE LAW. This agreement, executed as an instrument under seal on the date first above written, shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

The Borrower has read all of the terms and conditions of this Agreement and acknowledges receipt of an exact copy of it.

Signed in the presence of:	LUCID, INC. (“Borrower”)

[ILLEGIBLE]
	By	/s/ Jay M. Eastman

	Print Name:	Jay M. Eastman

	Title:	CEO

	Address:	2320 Brighton-Henrietta,
Town Line Road, Rochester, NY 14623

DANVERSBANK (“Bank”)

	By	/s/ David Lawson

	Print Name:	David Lawson

	Title:	Vice President

	Address:	One Conant Street
Danvers, MA 01923

SCHEDULE A

Liens outstanding in favor of other creditors of Borrower:

NEW YORK STATE FOR FOUNDATION AND SCIENCE, TECHNOLOGY AND INNOVATION